Exhibit 99.1

Accentia Biopharmaceuticals Announces Financing to Advance Revimmune™ to Treat

Autoimmune Disease including Multiple Sclerosis

TAMPA, FL – June 14, 2011 – Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) today announced that the Company has entered into a definitive financing agreement for $4 million to support the development of Revimmune™, the Company’s proprietary system-of-care based on high-dose administration of Cytoxan® (cyclophosphamide), for the treatment of autoimmune disease including multiple sclerosis, as well as providing general working capital and covering other general corporate expenses. The funding is being provided by a single investor affiliated with certain directors of Accentia and its majority owned subsidiary, Biovest International, Inc. (OTCQB: BVTI).

Accentia’s President, Mr. Samuel S. Duffey, stated, “We are gratified by the ongoing financial support provided by key shareholders for the important mission to advance Revimmune. I am particularly pleased that our corporate progress and demonstrated pace of execution has facilitated this long-term financing commitment.”

The funding is structured as a secured convertible note bearing interest at 5% per annum, paid quarterly in cash or at Accentia’s election in common stock. The note may be converted into Accentia common stock at $.34 per share, and Accentia can force conversion of the note into common stock if its closing price is equal to or greater than $2.00 per share. The financing includes the issuance of warrants to purchase up to 5,882,353 million shares of Accentia’s common stock, exercisable at $.47 per share with a five-year term. The funding was completed in a private transaction and the shares underlying the convertible note and warrant are not being registered with the Securities and Exchange Commission (SEC) making future sales of common stock subject to the restrictions of SEC Rule 144.

According to Dr. Carlos F. Santos, Ph.D., Accentia’s Chief Scientific Officer, “This financing will support the launch of our Revimmune development program which is based on an exclusive world-wide license from Johns Hopkins University and a strategic agreement with Baxter Corporation. Revimmune builds on our core corporate discipline in immunotherapy, and I believe that the Revimmune development program will benefit from the expertise and knowledge gained during our subsidiary’s development of BiovaxID®, an active immunotherapeutic to treat lymphoma. BiovaxID, which was developed in collaboration with the NCI, is the only cancer vaccine that has reported clinical benefit in a Phase III clinical trial in non-Hodgkin’s lymphoma.”

In March of this year, Revimmune was featured in an article published in the leading scientific journal, Medicine (Volume 90, Number 2, March 2011). Revimmune was developed based on pioneering work at Johns Hopkins University by Drs. Robert Brodsky and Richard Jones, who serve as consultants for Accentia.

This press release summarizes the terms of this offering, and complete details of this private transaction are expected to be disclosed in a planned report on Form 8-K to be filed with the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Act, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Accentia Biopharmaceuticals, Inc.

Headquartered in Tampa, Florida, Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) is committed to advancing the autoimmune disease therapy, Revimmune™, as a comprehensive system of care and drug regimen designed for the treatment of autoimmune diseases. Revimmune therapy includes an ultra-high-dose regimen of Cytoxan® (cyclophosphamide), exclusively supplied via a strategic agreement with Baxter Healthcare Corporation. Clinical trials for Revimmune are being planned for the treatment of multiple autoimmune indications.

Accentia holds a majority-ownership stake in Biovest International, Inc. (OTCQB: “BVTI”), an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study for the treatment of follicular non-Hodgkin’s lymphoma.

Additionally, Accentia’s wholly-owned subsidiary, Analytica International, based in New York City, is a global research and strategy consulting firm that provides professional services to the pharmaceutical and biotechnology industries. Since 1997, Analytica has expertly directed research studies and projects, including traditional health economic modeling projects, database studies, structured reviews, heath technology assessments, reimbursement analyses, and value dossiers.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID® and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.